As filed with the Securities and Exchange Commission on August 5, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

APTARGROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	36-3853103
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

475 West Terra Cotta Avenue, Suite E, Crystal Lake, Illinois	60014
(Address of principal executive offices)	(Zip Code)

AptarGroup, Inc.  2014 Stock Awards Plan

(Full title of the plan)

Robert W. Kuhn

Executive Vice President, Chief Financial Officer and Secretary

475 West Terra Cotta Avenue, Suite E

Crystal Lake, Illinois  60014

(Name and address of agent for service)

(815) 477-0424

(Telephone number, including area code, of agent for service)

Copy to:

Gary D. Gerstman

Sidley Austin LLP

One South Dearborn

Chicago, Illinois  60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.01 par value	3,200,000 shares	(1)	$61.01	(2)	$195,232,000	(2)	$25,145.89

(1)                                 Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such number of additional shares of Common Stock as may be offered pursuant to the terms of the 2014 Stock Awards Plan (the “Plan”), which provides for a change in the number or class of securities to prevent dilution as a result of any stock split, stock dividend, recapitalizatization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event.

(2)                                 Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act and based upon the average of the high and low sale prices of the Common Stock (defined below) on the New York Stock Exchange on August 1, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

(a)                             The documents constituting Part I of this Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

(b)                             Upon written or oral request, AptarGroup, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Securities Act. Requests for the above-mentioned information should be directed to the Secretary of the Company at the address and telephone number on the cover page of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents heretofore filed with the Securities and Exchange Commission (the “Commission”) by the Company are incorporated herein by reference:

(a)                                The Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

(b)                                The Company’s Quarterly Reports on Form 10-Q for the quarters ended on March 31, 2014 and June 30, 2014.

(c)                                 The Company’s Current Reports on Form 8-K filed with the Commission on February 20, 2014 and May 12, 2014.

(d)                                The description of the Company’s common stock, par value $0.01 per share (the “Common Stock”), which is contained in the Registration Statement on Form 8-A filed with the Commission on April 5, 1993, including any subsequent amendment or any report filed for the purpose of updating such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.  Description of Securities

Not applicable.

Item 5.  Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The Company’s Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that, to the fullest extent permitted by the Delaware General Corporation Law (the “DGCL”), as the same exists or may be amended, a director of the Company shall not be liable to the Company or its stockholders for monetary damages for a breach of fiduciary duty as a director.  In accordance with Section 102(b)(7) of the DGCL, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for (i) breach of the director’s duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends under Section 174 of the DGCL or (iv) transactions from which the director derives an improper personal benefit.

The Certificate of Incorporation provides for indemnification of directors and officers to the fullest extent permitted by the DGCL, as amended from time to time.  Under Article Thirteen of the Certificate of Incorporation, the Company may maintain insurance on behalf of any person who is or was a director, officer or employee of the Company or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise (including service with respect to any employee benefit plan) against any liability asserted against such person in such capacity, whether or not the Company would have the power to indemnify such person against such liability under the provisions of Article Thirteen of the Certificate of Incorporation.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and agents of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Pursuant to Section 145 of the DGCL and the Certificate of Incorporation, the Company maintains directors’ and officers’ liability insurance coverage.

Item 7.  Exemption from Registration Claimed

Not applicable.

Item 8.  Exhibits

The Exhibits accompanying this Registration Statement are listed on the accompanying Exhibit Index.

Item 9.  Undertakings

(a)  The undersigned registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)                                That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                              The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Crystal Lake, State of Illinois, on August 5, 2014.

APTARGROUP, INC.

By:	/s/ Robert W. Kuhn
Robert W. Kuhn
Executive Vice President, Chief Financial Officer, and Secretary

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen J. Hagge and Robert W. Kuhn, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, including any filings under Rule 462 promulgated under the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on this August 5, 2014.

/s/ King W. Harris	Chairman of the Board and Director
King W. Harris

/s/ Stephen J. Hagge	President, Chief Executive Officer and Director (Principal Executive Officer)
Stephen J. Hagge

/s/ Robert W. Kuhn	Executive Vice President, Chief Financial Officer and Secretary (Principal Accounting and Financial Officer)
Robert W. Kuhn

/s/ Alain Chevassus	Director
Alain Chevassus

/s/ Leslie A. Desjardins	Director
Leslie A. Desjardins

/s/ George L. Fotiades	Director
George L. Fotiades

/s/ Leo A. Guthart	Director
Leo A. Guthart

/s/ Giovanna Kampouri Monnas	Director
Giovanna Kampouri Monnas

/s/ Andreas C. Kramvis	Director
Andreas C. Kramvis

/s/ Peter H. Pfeiffer	Director
Peter H. Pfeiffer

/s/ Dr. Joanne C. Smith	Director
Dr. Joanne C. Smith

/s/ Ralf K. Wunderlich	Director
Ralf K. Wunderlich

INDEX TO EXHIBITS TO REGISTRATION STATEMENT ON FORM S-8

Exhibit
Number	Description of Exhibit

4(a)

Amended and Restated Certificate of Incorporation of the Company, as amended (incorporated by reference to Exhibit 4(a) to the Company’s Registration Statement on Form S-8 filed on July 25, 2008, File No. 333-152525).

4(b)	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3(ii) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-11846).

4(c)	AptarGroup, Inc. 2014 Stock Awards Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on May 12, 2014, File No. 1-11846).

*5	Opinion of Sidley Austin LLP.

*23(a)	Consent of Sidley Austin LLP (included in its opinion filed as Exhibit 5).

*23(b)	Consent of PricewaterhouseCoopers LLP.

*24	Powers of Attorney (contained in the signature page to this Registration Statement).

*  Filed herewith.